Exhibit 99.1

AMMO, Inc. Provides 3rd Quarter Fiscal Year 2022 Guidance Reflecting a Year-Over-Year 288% Revenue Increase and 344% Increase Over the Prior Year Nine Months Period

SCOTTSDALE, AZ, Feb. 1, 2022 (GLOBE NEWSWIRE) — AMMO, Inc. (NASDAQ: POWW) (“AMMO” or the “Company”), a leading vertically integrated producer of high-performance ammunition and components and owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, with the strength of the ammunition industry and in its market place the Company, is pleased to provide guidance for the 3rd quarter of the 2022 fiscal year.

For the third quarter period ending December 31, 2021, the Company expects revenue in excess of $64.0 million, an estimated 288% year-over-year increase compared to $16.6 million for the third quarter of fiscal 2021, and a 344% increase when compared to the nine months ending December 31, 2020.

Commenting on the guidance, Fred Wagenhals, AMMO’s CEO said, “As we noted in our recent guidance for the full year of fiscal 2022, we see little or no slowdown in demand for our ammunition or growth in our Gunbroker.com marketplace and we continue to work diligently to meet the growing demand for all our products and services.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona. AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Investor Contact:

Reed Anderson

ICR

(646) 277-1260

IR@ammo-inc.com